Exhibit 99
ProCentury Corporation Reports Third Quarter 2005 Results
COLUMBUS, Ohio, November 2, 2005 — ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, reported a net loss for the third quarter ended September 30, 2005 of $1.8 million, or $0.14 per diluted share compared to net income of $3.7 million, or $0.28 per diluted share for the same period in 2004. Results for the third quarter of 2005 include:
•	$9.3 million of pre-tax hurricane catastrophe losses and reinstatement premiums ($6.0 million after-tax or $0.46 per diluted share) attributable to hurricanes Katrina and Rita.
•	GAAP combined ratio of 113.9%. The impact of hurricanes Katrina and Rita on the GAAP combined ratio was 20.6%.
•	Gross written premiums of $53.5 million.
Edward Feighan, ProCentury’s Chief Executive Officer said, “The severe suffering and hardship caused by the recent hurricane activity in the Gulf is unprecedented, and our thoughts are with those affected. I am proud to be associated with our claims and underwriting professionals, who have responded quickly and resourcefully to the needs of our policyholders and agents, as they begin the difficult process of rebuilding. While the storms had an adverse impact on our financial results, I am pleased with the results of our core operations in this continually changing marketplace.”
Financial Results for the Third Quarter 2005
The combined ratio was 113.9% for the third quarter of 2005 compared to 92.1% for the third quarter of 2004. The third quarter 2005 combined ratio consisted of a loss ratio of 81.0% and an expense ratio of 32.9%. This compares with a loss ratio of 62.0% and expense ratio of 30.1% for the third quarter of 2004. Hurricanes Katrina and Rita impacted the third quarter 2005 loss ratio by 20.2%, and the expense ratio by 0.4%.
ProCentury’s gross written premium for the third quarter of 2005 increased by 7.0% compared to the same period in 2004. Premiums earned were $44.9 million in the third quarter of 2005, up 13.6% compared to $39.5 million in the third quarter of 2004. The estimated reinstatement premium related to the hurricanes was $503,000. Investment income for the third quarter of 2005 was $3.9 million, an increase of 42.2% from the investment income of $2.7 million reported for the third quarter of 2004.
Financial Results for the Nine Months Ended September 30, 2005
For the nine months ended September 30, 2005, ProCentury’s net income was $5.3 million or $0.40 per diluted share, down from net income of $9.6 million or $0.98 per diluted share for the same period in 2004. Net income for the first nine months of the year includes a $6.0 million after-tax impact from hurricanes Katrina and Rita, or $0.46 per diluted share.
The combined ratio was 101.4% for the nine months ended September 30, 2005 compared to 92.1% for the same period in 2004. For the first nine months of 2005, the loss ratio was 68.5% and the expense ratio was 32.9%. This compares to a loss ratio of

60.0% and an expense ratio of 32.1% over the same period a year ago. The impact of hurricanes Katrina and Rita on the combined ratio for the first nine months of 2005 was 7.1%, consisting of a loss ratio impact of 7.0% and an expense ratio impact of 0.1%.
For the nine months ended September 30, 2005 gross premiums written were $156.4 million, an increase of 10.1% from $142.1 million for the same period in 2004. Premiums earned were $129.5 million for the first nine months of 2005, up 20.5% compared to $107.4 million in the first nine months of 2004. Investment income for the nine months ended September 30, 2005 was $10.5 million, an increase of 48.3% from the investment income of $7.1 million reported for the same period in 2004.
Other Third Quarter ProCentury News
•	Mr. Robert F. Fix, Chairman of the Company’s Corporate Governance and Nominating Committee, was named Lead Director.
•	On September 20, 2005, the Company announced the departure of Mr. Charles D. Hamm, Jr. and named Ms. Erin E. West CFO and Treasurer of ProCentury Corporation.
•	On September 21, 2005, ProCentury paid a dividend of $0.02 per share to shareholders of record as of August 31, 2005.
Future Outlook
The following forward-looking statement is based on current expectations and actual results may differ materially as explained more completely in the note on forward-looking statements below.
The Company is reaffirming its expectations for gross written premiums for the year ended December 31, 2005 to grow between 10% and 15%.
Conference Call
ProCentury’s third quarter 2005 results will be discussed in more detail on Thursday, November 3 at 10:00 AM EST.
To listen to the call, please dial 1-866-314-9606, approximately five minutes prior to the start of the call. For those who cannot listen to the live conference call, a replay will be available from approximately 1:00 p.m. EST on November 3, 2005 until midnight on November 17, 2005. The access number for the replay is 1-800-642-1687 and the Conference ID code is 1508861. Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Company’s website at http://www.procentury.com . Please access the website at least 15 minutes prior to the start of the call to register and to download any necessary audio software.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites property and casualty insurance for small- and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
NOTE ON FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical statements are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are derived from information that we currently have and assumptions that we make and may be identified by words such as “believes,” “anticipates,” “expects,” “plans,” “should,” “estimates” and similar expressions. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, including but not limited to: 1) risks inherent in establishing loss and loss adjustment expense reserves; 2) uncertainties related to the ratings of our insurance subsidiary; 3) uncertainties related to governmental and regulatory policies; 4) uncertainties relating to the cyclical nature of our business; 5) changes in our relationships with, and the capacity of, our general agents; and 6) the risk that our reinsurers may not be able to fulfill their obligations to us. You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional disclosure regarding potential risks, please refer to documents we file with the Securities and Exchange Commission.

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in thousands, except per share data)

	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Gross premiums written	$53,484	50,001	156,389	142,074
Net premiums written	$45,781	43,466	136,424	123,032

Premiums earned	$44,934	39,543	129,479	107,421
Net investment income	3,866	2,719	10,520	7,094
Net realized investment (losses) gains	(66)	(22)	(219)	122

Total revenues	48,734	42,240	139,780	114,637

Losses and loss expenses	36,410	24,518	88,724	64,406
Amortization of deferred policy acquisition costs	10,941	8,526	31,496	24,019
Other operating expenses	3,821	3,385	10,360	10,236
Severance expense	—	—	793	250
Interest expense	483	352	1,359	1,113
Interest expense on the redemption of the Class B Shares	—	—	—	518

Total expenses	51,655	36,781	132,732	100,542

(Loss) income before income taxes	(2,921)	5,459	7,048	14,095
Income tax (benefit) expense	(1,128)	1,747	1,763	4,510

Net (loss) income	($1,793)	3,712	5,285	9,585

Net (loss) income per share:
Basic	($0.14)	0.28	0.40	0.98

Diluted	($0.14)	0.28	0.40	0.98

Weighted average of shares outstanding — basic	13,064,909	13,135,450	13,054,764	9,779,529

Weighted average of shares outstanding — diluted	13,124,487	13,179,052	13,126,632	9,803,101

Loss and loss expense ratio	81.0%	62.0%	68.5%	60.0%

Expense ratio	32.9	30.1	32.9	32.1

Combined ratio	113.9%	92.1%	101.4%	92.1%

PROCENTURY CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(dollars in thousands, except per share data)

Assets	September 30, 2005	December 31, 2004
Investments	$344,988	305,718
Cash	11,100	6,681
Premiums in course of collection, net	13,859	11,747
Deferred policy acquisition costs	19,389	17,411
Prepaid reinsurance premiums	10,481	9,382
Reinsurance recoverable on paid losses, net	2,919	3,897
Reinsurance recoverable on unpaid losses, net	51,042	29,485
Deferred federal income tax asset	8,242	5,442
Federal income taxes recoverable	1,700	—
Other assets	6,797	5,164

Total assets	$470,517	394,927

Liabilities and Shareholders’ Equity
Loss and loss expense reserves	$215,343	153,236
Unearned premiums	90,179	82,135
Long term debt	25,000	25,000
Accrued expenses and other liabilities	5,308	6,703
Reinsurance balances payable	3,268	2,348
Collateral held	13,818	7,008
Federal income taxes payable	—	3,260

Total liabilities	352,916	279,690

Shareholders’ equity:
Additional paid-in capital	100,239	100,103
Retained earnings	20,219	15,727
Unearned share compensation	(925)	(1,413)
Accumulated other comprehensive (loss) income, net of taxes	(1,932)	820

Total shareholders’ equity	117,601	115,237

Total liabilities and shareholders’ equity	$470,517	394,927

Book value per share	$8.90	8.76

Number of common shares outstanding	13,211,019	13,155,995

     Source: ProCentury
     Contact: Jeff Racz, 614-823-6302